Exhibit 3.1

Amended and Restated By-laws

Adopted at the Special Shareholders’ Meeting held on April 14, 2016

ARTICLE 1: NAME. The name of the Company is TGLT S.A.

ARTICLE 2: REGISTERED OFFICE. The Company’s registered office shall be located in the City of Buenos Aires.

ARTICLE 3: DURATION. The term of duration of the Company shall be 99 years after the date of registration with the Public Registry of Commerce.

ARTICLE 4: PURPOSE. The Company’s purpose is to carry out the following activities, on its own behalf, on behalf of third parties, or in association with third parties, in Argentina or abroad, on the Company’s own property or on third-party property, included on a trust basis, the following activities: management of real estate projects, urban development projects; planning, assessment, scheduling, formulation, development, implementation, administration, coordination, supervision, management, organization, direction and execution of real estate related businesses, including, without limitation, condominiums, real estate projects of all types, time share projects and other similar legal structures; exploitation of brands, patents, methods, formulas, licenses, technologies, know-how, models and designs; marketing and exploitation in any manner, whether through purchase, sale, barter, consignment, agency, storage, fractioning, subdivision, division into plots, administration, distribution, lease or brokerage of real and personal property and related services; granting and accepting all kinds of rights in connection with real property, including usufruct, use, right of habitation, easements and surface access rights; granting bonds, guaranties and/or sureties in favor of controlled and related companies, as well as mortgages, pledges or antichresis in respect of its own obligations; studying, planning, projecting, giving advice in connection with, constructing and/or executing any and all private and/or public works, whether national, provincial and/or municipal, on rural property, urban residential property, offices, stores, neighborhoods, urbanizations, roads, engineering and/or architectural work generally, administering them, making drawings and plans, participating in bidding processes for public and private works, and taking over works already under construction; importing and exporting construction machinery, tools and materials, and any activities, whether now or hereafter existing, specifically related to the construction industry. For that purpose, the Company may: (i) hold interests and/or make investments in any kind of companies, consortia, joint ventures and any other form of association or partnership contracts fully or partially related to the Company’s purpose, (ii) act as manager and/or provide management services, or as operator, sponsor and/or developer, for the benefit of other companies engaged in the real estate business and/or real estate funds, real estate trusts or other collective investment vehicles designed to invest in real estate projects or businesses in any sector and/or segment; (iii) act as financial or non-financial trustee; (iv) accept and exercise mandates, commissions, agencies and/or business representations; and (v) set up agencies, branches, establishments or other types of representation in Argentina or abroad. Additionally, in order to be able to achieve its corporate purpose, the Company will have the express power to secure performance of the obligations of controlled and related companies, including by means of security interests on property. The Company may generally engage in administration and development of businesses, trusts and companies related to the Company’s purpose, expressly excluding the ability to give advice in connection with any matters and/or activities that must be conducted by licensed professionals in accordance with applicable law.

ARTICLE 5: CAPITAL STOCK. Changes in capital stock shall be recorded in the Company’s financial statements, as a result of capital increases registered with the Public Registry of Commerce in the manner established by applicable laws and regulations. The following information shall be recorded in the financial statements of the Company: amount of authorized capital stock, classes and types of shares, face value and number of votes of each such type of shares. The Company may publicly offer its shares on any stock market in Argentina or abroad, in compliance with all applicable requirements.  The Company’s shares may be ordinary or preferred, with or without a premium, as resolved at the time of issuing any such shares. Preferred shares may or may not have voting rights, the right to a preferred dividend payment in respect of ordinary shares, which may be cumulative or not, and/or a preemptive right in the share of liquidation of the Company; they may be redeemable on a certain date, on scheduled dates or in advance, depending on the terms of issuance. Dividends in respect of preferred shares may be fixed or variable, may be subject to minimum or maximum amounts, and/or may consist of a portion or percentage of the profits derived from any given project or business of the Company, without the right to be paid out of the profits derived from any other project or business of the Company. Dividends in respect of preferred shares or amounts payable upon redemption where applicable shall be payable out of earned and net profits; in the event of default in payment, however, interest may accrue thereon starting on the payment date contemplated in the terms of issuance. Preferred shares shall have the preemptive right contemplated by Section 194 of General Companies Act No. 19,550 in respect of new shares of the same class, except where a broader right is established or this right is eliminated pursuant to the terms of issuance of each series of shares. Subscription of new shares shall follow the procedure provided by Section 194 of General Companies Act No. 19,550; shareholders will have a preemptive right in proportion to their respective shareholdings, and will have accretion rights. Additionally, the Company may issue stock options or securities convertible into shares.

ARTICLE 6: DEFAULT IN PAYMENT OF SHARES. In the event of default of payment of shares, the Board may choose any of the procedures contemplated by Section 193 of General Companies Act No. 19,550.

ARTICLE 7: MANAGEMENT AND REPRESENTATION. I) The Company’s affairs shall be managed by a Board of Directors comprised of eight (8) regular directors and eight (8) alternate directors. At least two (2) regular directors and two (2) alternate directors shall meet the independent director requirements set forth in the rules of the Argentine Securities Commission. Whenever an alternate director is appointed, a record shall be kept as to which regular director he or she shall replace in the event of a vacancy and, if a vacancy exists in the Company’s Board for any reason, it shall be filled by such alternate director. (II) Directors shall remain in office for three (3) fiscal years and may be reelected an indefinite number of times; they shall remain in office until their successors are elected. Regular and alternate directors shall be elected by the majority of votes at the Ordinary Shareholders’ Meetings. (III) Irrespective of the provisions of VIII below, the amount of compensation payable to the directors shall be established by the Shareholders’ Meetings. (IV) All directors, irrespective of their place of residence, shall establish an address for notices in the City of Buenos Aires or in the greater Buenos Aires area, where written notice of Board meetings shall be served, either in person or via fax (with confirmation of receipt). The Board shall meet at least once a month, or more frequently, at the request of any regular director or any member of the Supervisory Committee. Any regular director or any member of the Supervisory Committee may by written notice, stating thereon the items to be discussed, request the Chairman to call a meeting. In any such case, the meeting shall be called within five business days following receipt of any such request. If the meeting is not called as aforesaid, it may be validly called by the requesting party. (V) At least five (5) days’ prior written notice of all meetings shall be given via fax (with confirmation of receipt) or email (with acknowledgment of receipt, addressed to the email address provided by each director), stating thereon the date, time, place and agenda of the meeting, and accompanied by the requisite documentation in connection with the various items on the agenda. Failure to meet any such requirements shall operate to nullify the notice, except where circumstances reasonably require that a shorter notice be given. (VI) At their first meeting, the directors shall appoint a Chairman and a Vice Chairman of the Board from among the Board members. In the event of death, absence or resignation of the Chairman, he or she shall be replaced by the Vice Chairman. In the event of death, absence or resignation of both the Chairman and the Vice Chairman, the directors shall appoint a substitute from among the Board members, who shall remain in office until the next organization of the Board, or until the Chairman or the Vice Chairman returns, depending on the reasons for his or her absence. (VII) Except as provided below in this section VII, Board meetings shall be validly held and decisions shall be validly made, in connection with all matters vested to the Board by these By-laws, if an absolute majority of Board members are present, whether in person or remotely. Decisions at Board meetings shall be made by the absolute majority of the directors present thereat (whether in person or remotely) (and in the event of a tie, the Chairman and the Vice Chairman shall have a second vote); provided, however, that at least six (6) directors must be present at a meeting in order for the following matters to be discussed and for the following resolutions to be adopted, which may be adopted solely with the affirmative vote of at least six (6) directors: (i) call a Shareholders’ Meeting to approve any capital increase, public offer of the Company’s shares, merger, spin-off, dissolution and/or liquidation of the Company, and/or amendment to the Company’s By-laws; (ii) approve the final terms and conditions (including, without limitation, a premium on share issuance) of any increase in capital stock the determination of which has been delegated to the Board by the shareholders, as well as the manner of placement; (iii) acquisition of any real property for development or investment purposes, or purchase options thereon in an accumulated amount or premium in excess of US$1,000,000; (iv) sale or barter of assets in excess of US$500,000, except for the sale of property in the ordinary course of business under the project conditions approved by the Board, or sale of equities; (v) create, grant, amend and/or approve any plan, program and/or policy of compensation and/or benefits of the Company, based on options and/or interests in capital stock of the Company following a recommendation by the Compensation Committee; (vi) performance of new developments or expansion of existing projects, approval of financial feasibility studies for said development or expansion, launching projects to the public or reduction of retail selling prices by more than 5% of the sale price approved by the Board, except in the event that the total amounts discounted, per project and per year, do not exceed the equivalent in Argentine Pesos of US$500,000; (vii) approval of the annual budget, annual business plan and their updates and deviations in excess of 20%; (viii) execution of individual acts or series of acts that in the aggregate cause the Company’s indebtedness to increase by an amount in excess of 50% of the net equity of the Company; (ix) approval of investments not related to the real estate or mortgage business in Argentina; (x) any decision made in connection with mergers, spin-offs, reduction of capital, and the Company’s withdrawal from public offering, listing, or trading; (xi) any issues related to the dividend policy or decisions with respect to profit distribution; (xii) any amendment to the exclusivity agreement entered into by Mr. Federico Weil and the Company in connection with real estate projects and exercise of rights granted thereunder in the event of non-compliance; (xiii) approve and/or ratify a petition for the Company’s own bankruptcy and/or the filing of bankruptcy reorganization proceedings, and/or the execution by the Company of an out-of-court reorganization procedure; (xiv) make loans, advances or grant guaranties, except for any reasonable advances to suppliers and employees; (xv) acquisition or sale of interests in other companies, consortia or joint ventures; (xvi) create liens over the assets of the Company; (xvii) determine the Company’s insurance policy; (xviii) grant ample powers of attorney for acts of administration and disposition; (xix) approve transactions between the Company and any of its directors, shareholders or managers, or any other related person or affiliate of any shareholder, director or manager, including in the case of transactions related to the Company’s business, and even when the transaction in question, due to its characteristics, should not be considered a transaction between related parties pursuant to the provisions of Sections 72 and 73 of Act No. 26,831; (xx) any material change in the accounting policies, practices, methods or principles of the Company; cancel, terminate and/or modify in any way whatsoever the Amended and Restated Deposit Agreement executed by and between the Company and the Bank of New York Mellon on February 7th, 2011, in connection with the deposit and escrow of the ADS, as well as any other agreement or policy of the Company in relation to the ADS program; (xxi) any transaction or series of transactions that have a material tax impact and/or foreign exchange control impact on the Company; and (xxii) approve and/or adopt any of the abovementioned decisions set forth in this Section in relation to any subsidiary or affiliate of the Company. Directors may participate in Board meetings either in person or remotely, by any other means of simultaneous transmission of sound, images and words. Directors present in person and those who participate in a meeting remotely, by any other means of simultaneous transmission of sound, images and words, shall receive equal treatment and shall be counted for quorum and majority purposes. Minutes of Board meetings shall be prepared and signed, within five (5) days after the date of the relevant meeting, by the directors and Supervisory Committee members who were present at the meeting in person. A director that participates in a Board meeting remotely, by any other means of simultaneous transmission of sound, images and words, shall be entitled to have the minutes of the meeting signed on his behalf by other directors present thereat. The minutes of Board meetings shall include the names of any directors that participated remotely in the meeting, as well as the means of communication used. Supervisory Committee members shall expressly state that all resolutions were properly adopted. The minutes of the meeting shall include the statements made by the directors present in person and by those who participated remotely, and their respective votes in connection with each resolution adopted thereat. Board meetings may be held outside the Company’s jurisdiction, including abroad. Board resolutions shall be stated in a record book of Board minutes signed by all parties present. The Board shall appoint a Compensation Committee that shall act under the Board’s supervision and shall determine, implement, change and/or generally manage any and all plans, programs and/or policies of compensation and/or benefits for the Company’s directors, executives and/or employees, without prejudice to the Shareholders’ Meetings approval that may be appropriate. The Compensation Committee shall be comprised of three regular directors. Compensation Committee meetings shall be validly held when all members are present, whether in person or via videoconference. The Board is empowered to approve Regulations to govern the powers and operation of the Compensation Committee, in accordance with these By-laws.

ARTICLE 8: DIRECTORS’ BOND. In accordance with the provisions of Section 256 of the Companies Act, each director shall provide a performance bond in an amount of ten thousand Pesos (AR$ 10,000) or the equivalent thereof. The cost of the performance bond shall be borne by each director, and at the relevant director’s option may consist of bonds, government bonds or domestic or foreign currency, deposited with financial institutions or clearing houses, to the order of the Company, or sureties or bank guaranties or bond insurance or civil liability insurance in favor of the Company. No such performance bond shall be made by depositing the relevant funds directly with the Company. Where a director’s performance bond consists of bonds, government bonds or domestic or foreign currency, the applicable conditions shall ensure that any such bonds, government bonds or domestic or foreign currency remain tied up until any and all liability-based causes of action become barred by the applicable statutes of limitations.

ARTICLE 9: POWERS OF THE BOARD. The Board will have ample powers of administration and disposition, including the special powers required by Section 375 of the Civil and Commercial Code and Section 9 of Executive Order No. 5965/63. The Board may enact internal regulations to govern the Board’s mission and roles, operation of the Board and any Board committees, the rights and obligations of directors and any other matters as advisable for adequate operation of the Board, in accordance with the provisions of Section 5 of the General Companies Act No. 19,550, as amended by Act No. 26,994. The Board may specifically transact with any and all public and private sector financial institutions; establish agencies, branches and other forms of representation, in Argentina or abroad; grant credit facilities and guaranties to controlled and related companies; enter into consortia agreements with companies organized in Argentina or abroad, joint venture agreements in accordance with the provisions of General Companies Act No. 19,550, and trust agreements in line with the Company’s objectives; grant and revoke powers of attorney; file, prosecute, answer and dismiss criminal accusations and actions, and generally do any and all acts and things that cause the Company to acquire rights or incur obligations. In order to answer interrogatories or testify before a court of law or an administrative authority, the Company shall be represented by a director or attorney in fact designated by the Board for that purpose. Additionally, the Board will have ample powers to implement the issuance of stock options or securities convertible into shares. The Company’s legal representative shall be the Chairman and, in the event of his absence or inability to act, it shall be the Vice Chairman.

ARTICLE 10: SUPERVISORY COMMITTEE. The Company’s affairs shall be supervised by a Supervisory Committee comprised of three regular members and three alternate members to be appointed by the Ordinary Shareholders’ Meeting. Supervisory Committee members shall remain in office for three (3) fiscal years and may be reelected an indefinite number of times. At their first meeting, the Supervisory Committee shall elect a chairman and an alternate to substitute for him or her in the event of leave, absence, disease or death of the chairman. The Supervisory Committee shall meet at least once every three months at the request of any member thereof or at the request of the Board, within ten days after any such request is submitted to the chairman. Supervisory Committee meetings shall be validly held if at least two members are present. Decisions shall be adopted by the absolute majority of votes present at the meeting. Minutes shall be kept of the meetings and of any decisions made thereat, and shall be recorded in a Book of Minutes of Supervisory Committee meetings. Any dissenting member may explain the reasons for his vote and will have the rights, powers and duties set forth in Section 294 of General Companies Act No. 19,550. The Chairman shall represent the Supervisory Committee before the Board of Directors.

ARTICLE 11: SHAREHOLDERS’ MEETINGS. Shareholders’ meetings shall be called in accordance with applicable law and in accordance with the type of meeting involved, without prejudice to the provisions of Section 237 of General Companies Act No. 19,550 applicable to unanimous meetings. In the case of ordinary shareholders’ meetings held on first or second call, quorum requirements shall be as established in Section 243 of General Companies Act No. 19,550. In the case of extraordinary shareholders’ meetings held on first call, quorum requirements shall be as established in Section 244 of General Companies Act No. 19,550. If held on second call, an extraordinary shareholders’ meeting may be held only with the holders of at least 40% of the shares entitled to vote thereat present. Ordinary shareholders’ meetings held on first call, and extraordinary shareholders’ meetings held on first or second call may be held remotely, and shareholders and/or their proxies may participate in the meeting by other means of simultaneous transmission of sound, images and words; all shareholders shall be treated equally at all times and shall be counted for quorum and majority purposes. The minutes of the meeting shall include the names of any shareholders that participated remotely in the meeting, as well as the means of communication used. The provisions of Section 61 of Executive Order No. 1023/2013 shall apply to meetings held remotely. Decisions shall be adopted by the absolute majority of votes present at the meeting, either in person or remotely, that may be validly cast in respect of the relevant decision, which shall under no circumstances be less than 40% of the shares entitled to vote. In the case of an ordinary shareholders’ meeting held on second call, majority requirements shall be governed by the provisions of Section 243 of General Companies Act No. 19,550.

ARTICLE 12: AUDIT COMMITTEE. The Company shall have an Audit Committee as provided by Act No. 26,831 and the implementing regulations enacted thereunder. The Audit Committee shall be comprised of three (3) regular directors and the same or a lesser number of alternate directors, to be selected by the Board from among the Board members. Any directors sitting on the Committee shall be knowledgeable about financial, accounting or business matters. The majority of Committee members shall be independent, in accordance with the standards set forth in the Argentine Securities Commission Rules. The shareholders may delegate the power to establish the Audit Committee’s budget to the Board. At their first meeting, the Audit Committee shall appoint a chairman and a vice chairman, who shall substitute for the chairman in the event of his or her absence, death or inability to act. The Audit Committee shall meet at least once every three (3) months, or more frequently, at the request of any one (1) member. Audit Committee meetings shall be called by the chairman or the vice chairman, as applicable, by written notice addressed to every regular member, at the address provided by them to the Company at the time of accepting their appointment as such. Notice of meetings shall be given at least seventy-two (72) hours in advance. Audit Committee meetings shall be validly held if the absolute majority of members are present, whether in person and/or by any means of simultaneous transmission of sound, images and words. Decisions shall be adopted by the vote of the majority of members present at the meeting. In the event of a tie, the chairman or the vice chairman, as the case may be, shall have a second vote. In the event of absence of any Audit Committee member, he shall be replaced by the applicable alternate member. The resolutions adopted by the

Audit Committee shall be recorded in the applicable book, and shall be signed by all members present in person at the relevant meeting. In the event that any members participate remotely, the Supervisory Committee shall state for the record that all resolutions were properly adopted. The remaining directors and members of the Supervisory Committee may attend Audit Committee meetings, and may speak but may not vote thereat. The duties and powers of the Audit Committee shall be as established in Act No. 26,831, any implementing regulations enacted thereunder, the Argentine Securities Commission Rules, and other applicable rules, regulations and amendments thereto. Audit Committee members shall remain in office for the term established by the Board at the time of their appointment, and may be reelected an indefinite number of times. Upon expiration of their term in office, they shall remain in office until their respective successors are appointed. If a director should for any reason cease to be a director, he shall automatically cease to be a member of the Audit Committee.

ARTICLE 13: FISCAL YEAR END. The Company’s fiscal year shall end on December 31 every year. Financial statements shall be prepared as of that date, in accordance with applicable technical and legal provisions. Any earned and net profits shall be allocated as follows: (i) five percent (5%) of any such profits shall be allocated to the legal reserve, until such time as the legal reserve equals twenty percent (20%) of the capital stock. (b) Compensation payable to directors and Supervisory Committee members, where applicable. Any remaining amount shall be allocated as determined by the Shareholders’ Meeting. Dividends shall be paid in proportion to the respective shareholdings, within the term established by applicable law. Any dividends approved by the shareholders and not collected shall be forfeited to the Company upon expiration of the applicable legal term after they are made available to the relevant shareholder.

ARTICLE 14: DISSOLUTION AND WINDING UP. Upon dissolution of the Company, its affairs shall be wound up by the Board of directors then in office, or by a liquidating committee to be appointed by the Shareholders’ Meeting, in either case, under the direct supervision of the Supervisory Committee. After all liabilities (including liquidation expenses) have been repaid and capital has been reimbursed, any remaining amounts shall be distributed to the shareholders in proportion to the amounts paid on their respective shares.